EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION

ANNOUNCES EXECUTIVE CHANGES

(Fort Smith, Arkansas, April 27, 2010) — Arkansas Best Corporation (Nasdaq: ABFS) announced today that James A. Ingram, currently Arkansas Best Vice President of Market Development, will add the responsibilities of strategic development, effective immediately.  His new title at Arkansas Best will be Vice President of Strategic Development.  In his new position, Mr. Ingram will be responsible for the development of strategic initiatives for Arkansas Best and its subsidiaries.  Chris Baltz, currently Arkansas Best Senior Vice President of Yield Management and Strategic Development, has chosen to leave the company.

“I am pleased to have Jim Ingram add these responsibilities to his current duties,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “Throughout his time with our company he has demonstrated a strong analytical ability and his keen insight will be important in identifying future opportunities for Arkansas Best.”

In conjunction with these changes, Roy Slagle, ABF Senior Vice President of Sales and Marketing, will assume responsibility for ABF’s yield management.  Daniel E. Loe was promoted to Vice President of Yield Management for ABF, reporting to Roy Slagle.

Roy Slagle is a 38 year veteran of the transportation industry and has served in numerous capacities with ABF for 34 years.  Danny Loe began his career at ABF in 1997 as an analyst in the pricing department and held various positions during his 7 years in that area.  He assumed his current position, as ABF Director of Marketing and Public Relations, in 2004.

“Roy Slagle and Danny Loe have the experience and knowledge required to maintain ABF’s tradition of disciplined pricing and its focus on individual account profitability,” said Ms. McReynolds.  “These principles have been major reasons for ABF’s past success, and under the leadership of Roy and Danny they will continue to be vital elements as our company seeks to return to consistent profitability,” said Ms. McReynolds.

“Finally, I’d like to thank Chris Baltz for his 21 years of service to ABF and Arkansas Best,” said Ms. McReynolds.  “Throughout his time here our company has greatly benefited in a number of different areas from his positive contributions.  I am sorry he has decided to leave us at this time, but I wish Chris and his family the best in the future.”

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc. is Arkansas Best’s largest subsidiary.

Established in 1923, ABF® is best-in-class for safety, security, technology and freight-handling. InformationWeek, CIO, InfoWorld, and BtoB magazines have cited ABF’s strategic use of information technology as exemplary. ABF is the only five-time winner of the American Trucking Associations President’s Trophy for Safety, the only five-time winner of the Excellence in Security Award, and the only four-time winner of the Excellence in Claims/Loss Prevention Award. ABF also is the only carrier to earn both the Excellence in Claims/Loss Prevention Award and the Excellence in Security Award in the same year, which ABF accomplished twice.

ABF provides guaranteed service for expedited or time-definite shipments via its TimeKeeper® service. Regional shipments are handled via the carrier’s RPM® Network, providing next-day and second-day shipping. The ABF system stretches throughout North America, with local service centers serving all 50 states, Canada, Mexico, Guam and Puerto Rico. Globally, the carrier serves 250 ports in more than 130 countries.

More information is available at arkbest.com and abf.com.

Contact: Mr. David Humphrey

Vice President, Investor Relations and Corporate Communications

Arkansas Best Corporation

Telephone: (479) 785-6200

END OF RELEASE